Exhibit 10.1

Three Party Cooperation Agreement

Party A:	GloablKey SharedMall Limited
Director: Xue Yongke

Party B:	Fan Zhang
ID number:
Address:
Telephone number:

Party C:	Caixia Wang
ID number:
Address:

Given that cross-border e-commerce meets the demand of the international market with its characteristics of small transactions, low cost, low risk, agility and flexibility, The strategic goal for 4.0 version of Chain Cloud Mall is to serve for cross-border e-commerce business. To rapidly implement cross-border e-commerce business, Party A, Party B and Party C agree to increase capital of Party A's wholly-owned subsidiary QR (HK) Limited and cooperatively operate business including cross-border electronic export platform, online games, network (WeChat) promotion system construction, etc. The three parties shall abide by the following agreement:

Article 1 Cooperation Content

Construction and operation of cross-border e-commerce (export) platform. Development and operation of online games (including in-game advertising in Chain Cloud Mall). Network promotion (including WeChat and domestic and foreign channels) system construction.

Article 2 Term of Cooperation

1. The Agreement shall remain valid from the date of execution for an indefinite time.

2. In case of force majeure, the cooperation shall be terminated after negotiation by parties.

Article 3 The total amount and methods of capital contribution

1. Total investment of the three parties to QR (HK) Limited is RMB 1 million, among which Party A contributes RMB 510,000 in cash, Party B contributes RMB 300,000 in cash, Party C contributes RMB 190,000 in cash.

2. Special note: Party A, Party B and Party C fully understand the current conditions and agree that Party A will advance RMB 300,000 for Party B in the form of loan, and Party B shall issue the receipt for a loan. The repayment shall be deducted from the dividends to Party B if the cooperation goes smoothly. If this Agreement is terminated by three parties, Party B shall reimburse Party A for its advance payment of RMB 300,000 within two years after the termination of the cooperation.

3. QR(HK)Limited’s total amount of shares is changed from 10,000 to 50,000, among which Party A owns 51%, Party B owns 30% and Party C owns 19%.

Article 4 Profit distribution and debt assumption

1. The profit referred to in this Agreement is the distributable net profit that income from matters of cooperation minus operating costs, salaries, rents, taxes, etc. The specific amount of profit shall be subject to financial accounting and shall comply with the provisions of the Company Law and Accounting Law.

2. Proportion of profit distribution: Three parties shall distribute the profits of cooperation matters in accordance with the ratio of 51% for Party A, 30% for Party B and 19% for Party C.

3. The profits of Party A, Party B and Party C shall be settled periodically on an one year (365 days) period and the settlement date shall be April 30th of the following year.

4. Debt assumption: The debts shall be borne by parties in proportion of the capital contribution of each party and shall be subject to limited liabilities.

Article 5 Share transfer and withdrawal

1. Party B and Party C guarantee to cooperate. If Party A requires Party B and Party C to withdraw or transfer their shares, Party A, Party B and Party C shall negotiate additionally.

2. The three Parties shall fully cooperate and support the transfer of shares (e.g., the introduction of the fourth-party) which has agreed by the three Parties.

Article 6: Management and other rights

1. Party B is the person in charge of the cross-border e-commerce platform, and its authority is that be responsible for the operation of the cross-border e-commerce platform and enter into contracts, and be responsible for daily management of cross-border e-commerce platform.

2. Authority of Party A

(1)	Be responsible for financial management.
(2)	Supervise the operation and management of Party B
(3)	Directly or entrust a third party to audit and liquidate the cooperation matters
(4)	Have veto power over major issues (business direction, business contracts and cooperation with third parties).
(5)	All contracts for cooperation shall be signed only after the agreement of the three parties.

Article 7 Prohibited actions

1. Without the consent of Party A, Party B and Party C, neither party shall conduct non-cooperative matters or business activities in the name of this cooperation. If such activity happens, any profits shall be shared by all parties and the losses shall be borne by such party independently.

2. The cooperative parties are prohibited from operating competitive business of this cooperation.

3. The cooperative parties are prohibited from using cooperation for personal gain.

Article 8 Liquidation of project

1. If the dissolution is due to force majeure or approved by all parties, liquidation shall be carried out and the creditors shall be notified.

2. Party A or a third party entrusted is the liquidator.

3. Liquidation of the project shall be conducted in the following order: wages owed and labor insurance expenses, taxes owed, debt, contribution funds returned to parties.

4. The supplement to article 3.4: If Party B still has not repaid Party A's advance money before liquidation, Party B shall give priority to repay Party A in liquidation surplus. The deficiency shall be paid by Party B within two years after the liquidation.

Article 9 Remuneration of person in charge of cross-border e-commerce platform (Party B)

As the person in charge of the project, Party B has a monthly salary of RMB12,000, and shall not receive any bonus distribution of the cooperation matters but only the profits from the cooperation.

Article 10 Legal entity of cross-border e-commerce platform

QR (HK) Limited is the legal entity of cross-border e-commerce platform.

Article 11 Liability for breach of contract

1. If a party has privately pledged its share of the property in the legal entity of the cooperation, it shall be invalid and that party shall be liable for damages caused to the parties.

2. Any violation of Article 7 shall be compensated according to the actual losses of the partner.

3. Any losses caused to other parties in violation of this Agreement shall be compensated according to the actual losses.

Article 12 Dispute settlement

If any dispute arises out of or connects with this Agreement, the three parties shall negotiate together the dispute settlement methods and amend the term.

Article 13: Others

1. Party A, Party B and Party C may supplement or amend the other matters not settled by this Agreement.

2. This Agreement is prepared in quadruplicate, with each party holding one of them, attorney or legal officer holding one for archiving.

3. This Agreement will be valid when signed or sealed by three parties.

Party A: __________________________

Party B: __________________________

Party C: __________________________

Date November 8, 2019.

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